Exhibit 99.1

Tronox Reports Third Quarter 2025 Financial Results

STAMFORD, Conn., November 5, 2025/PRNewswire/ — Tronox Holdings plc (NYSE:TROX) (“Tronox” or the “Company”), the world’s leading integrated manufacturer of titanium dioxide ("TiO2") pigment, today reported its financial results for the quarter ending September 30, 2025, as follows:

Third Quarter 2025 Financial Highlights:

•	Revenue of $699 million, a 4% decrease compared to the prior quarter and a 13% decrease compared to the prior year
•
Loss from operations of $43 million; Net loss attributable to Tronox of $99 million including $27 million of restructuring and other charges, net of taxes, primarily costs associated with the closure of the Company's Botlek pigment plant as announced in March; adjusted net loss attributable to Tronox was $72 million (non-GAAP)

•	GAAP diluted loss per share was $0.63; Adjusted diluted loss per share was $0.46 (non-GAAP)
•	Adjusted EBITDA of $74 million; Adjusted EBITDA margin of 10.6% (non-GAAP)
•	Capital expenditures of $80 million in the quarter

Updated Outlook:
•	Expect Q4 2025 revenue and Adjusted EBITDA to be relatively flat to Q3 2025 and free cash flow to be a source in the quarter
•	Assumes TiO2 volume growth of 3-5% and zircon volume growth of 15-20% compared to Q3 2025, offset by unanticipated headwinds on TiO2 and zircon pricing of ~2% and ~6%, respectively

This outlook is based on Tronox's views on current global economic activity and is subject to changes and impacts associated with the macroeconomic conditions, global supply chain, and inflation-related challenges, among others.
------
Note: For the Company's guidance with respect to fourth quarter 2025 Adjusted EBITDA and free cash flow, we are not able to provide without unreasonable effort the most directly comparable GAAP financial measure, or reconciliation to such GAAP financial measure, because certain items that impact such measures are uncertain, out of the Company's control or cannot be reasonably predicted.

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Summary of Select Financial Results for the Quarter Ending September 30, 2025

($M unless otherwise noted)	Q3 2025	Q3 2024	Y-o-Y%∆	Q2 2025	Q-o-Q%∆
Revenue	$699	$804	(13)%	$731	(4)%
TiO2	$550	$616	(11)%	$587	(6)%
Zircon	$59	$74	(20)%	$68	(13)%
Other products	$90	$114	(21)%	$76	18%
(Loss) Income from operations	$(43)	$54	n/m	$(35)	n/m
Net Loss attributable to Tronox	$(99)	$(25)	n/m	$(84)	n/m
GAAP diluted loss per share	$(0.63)	$(0.16)	n/m	$(0.53)	n/m
Adjusted diluted loss per share	$(0.46)	$(0.13)	n/m	$(0.28)	n/m
Adjusted EBITDA	$74	$143	(48)%	$93	(20)%
Adjusted EBITDA Margin %	10.6%	17.8%	(720) bps	12.7%	(210) bps
Free cash flow	$(137)	$(14)	n/m	$(55)	n/m

	Y-o-Y % ∆			Q-o-Q % ∆
	Volume	Price / Mix	FX	Volume	Price / Mix	FX
TiO2	(8)%	(5)%	2%	(4)%	(3)%	1%
Zircon	(4)%	(16)%	—	(7)%	(6)%	—

CEO's Remarks
Chief Executive Officer John Romano stated, “Our third quarter results were shaped by ongoing challenges associated with weaker demand than forecasted, downstream destocking above what we expected, and  heightened competitive dynamics in both the TiO2 and zircon markets. While a competitor’s insolvency proceedings are expected to benefit Tronox’s future sales volumes, we saw a temporary headwind in the third quarter with more aggressive liquidation of inventory at below-market pricing. We have made headway in securing tariffs against Chinese dumping, though late in the quarter we encountered an unexpected hurdle in India when a state court temporarily stayed anti-dumping duties. The zircon market also experienced headwinds beyond our expectations, particularly in China, where both pricing and volumes continued to face pressure.

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“We recognize the importance of safeguarding cash flow. Our cost improvement program is ahead of schedule, as we are on track to deliver in excess of $60 million in annualized savings by the end of 2025 and expect to reach our $125–$175 million annualized savings goal by the end of 2026. Separately, we have taken targeted operational actions to manage near-term cash flow. These include the temporary idling of our Fuzhou pigment plant and adjustments at our Stallingborough pigment plant, where we lowered operating rates and are accelerating planned maintenance to align inventory with current market conditions. At our Namakwa smelter operation, we temporarily idled one furnace and will soon initiate a temporary shutdown of our west mine. These actions are intended to reduce inventory and enhance cash flow, supported by our new East OFS mine which will begin commissioning on November 17th, supplying higher grade heavy mineral concentrate into our network. We will continue to assess further measures across our mining and pigment sites to ensure production remains closely aligned with prevailing market conditions. Combined, these initiatives are anticipated to yield an estimated cash benefit of approximately $25–$30 million in the fourth quarter, positioning us for positive free cash flow in the fourth quarter and 2026. On the commercial front, we are driving targeted initiatives to monetize inventory throughout our value chain. Moreover, we strengthened our balance sheet by raising $400 million in senior secured notes, boosting our available liquidity.

“Despite the unforeseen obstacles in the third quarter, there are reasons for optimism. Anti-dumping measures continue to gradually improve our penetration and growth in protected markets. We are pleased that Brazil finalized its duties two weeks ago, increasing them significantly for major Chinese importers compared to provisional rates. Likewise, Saudi Arabia has now implemented definitive anti-dumping duties at rates comparable to the European Union, and we expect India’s duties to be reinstated. Additionally, increased focus by the West on diversifying away from China in rare earths presents a unique opportunity for Tronox. Our mining operations in Australia and South Africa contain substantial amounts of monazite – a rare earth mineral containing heavy and light rare earths – which can be processed for downstream use in permanent magnet production.”

Mr. Romano concluded, "Although our outlook has been revised lower from our previous guidance, we expect fourth quarter TiO2 volumes to increase 3-5%, net of a ~2% volume headwind from idling our Fuzhou facility, and zircon volumes to increase 15-20%, sequentially. These are strong leading indicators for the fourth quarter, which is normally lower due to seasonality, and directionally in-line with what we would historically see on the front end of a recovery. With final duties implemented in the European Union, India, Brazil and Saudi Arabia this year, we have unlocked the opportunity for improved share in regions that previously imported approximately 800,000 tons of TiO2 from China at the peak. Combining this with the industry's idled mining capacity and over 1.1 million tons of global TiO2 supply that has been taken offline since 2023, the majority of which is permanent, the industry is undergoing a structural shift that supports a supply / demand rebalance. These developments are very positive for Tronox, especially as the sole domestic producer in Brazil and Saudi Arabia and a significant participant in the European Union and Indian markets. As the most vertically integrated TiO2 producer, Tronox is well positioned to capitalize on the opportunity created by the rebalancing of the market. I remain confident in our ability to navigate this environment and deliver meaningful value for our shareholders."

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Third Quarter 2025 Results
(Comparisons are to prior year (Q3 2025 vs. Q3 2024) unless otherwise noted)

The Company recorded third quarter revenue of $699 million, a decrease of 13% primarily driven by lower sales volumes of TiO2, zircon and other products and lower average selling prices of TiO2 and zircon, including mix.

Revenue from TiO2 sales was $550 million, a decrease of 11% driven by an 8% decline in volumes and a 5% decline in average selling prices, partly offset by a 2% favorable exchange rate impact. Sequentially, TiO2 sales declined 6%, driven by a 4% decrease in sales volumes and a 3% decrease in average selling prices, partially offset by a favorable 1% exchange rate impact.

Zircon revenue decreased 20% to $59 million, driven by a 16% decrease in average selling prices including mix and a 4% decline in sales volumes. Sequentially, zircon revenue decreased 13%, driven by a 7% decrease in sales volumes and a 6% decrease in average selling prices including mix.

Revenue from other products was $90 million, a decline of 21% year-over-year primarily due to higher pig iron sales offset by lower sales volumes of heavy mineral concentrate tailings. Sequentially, revenue from other products increased 18% due to higher sales of pig iron and heavy mineral concentrate tailings that occurred in third quarter.

Net loss attributable to Tronox in the quarter was $99 million, or a loss of $0.63 per diluted share, compared to net loss attributable to Tronox of $25 million, or a loss of $0.16 per diluted share in the year-ago period. Non-recurring adjustments totaled $27 million, or $0.17 per diluted share. Excluding these items, adjusted net loss attributable to Tronox (non-GAAP) was $72 million, or a loss of $0.46 per diluted share.

Adjusted EBITDA of $74 million represented a 48% decrease, driven by lower average selling prices including mix, lower sales volumes, higher freight and production costs, partially offset by favorable exchange rate movements and lower corporate costs. Adjusted EBITDA margin was 10.6%.

Sequentially, Adjusted EBITDA decreased 20% due to lower average selling prices including mix, lower sales volume of TiO2 and zircon, higher production costs and unfavorable exchange rate impacts, partly offset by higher sales volumes of other products and lower corporate costs.

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The Company's selling, general and administrative expenses were $70 million for the quarter, a decrease of 5%. Tronox's net interest expense in the quarter was $47 million. Depreciation, depletion and amortization expense was $75 million.

Balance Sheet, Cash Flow and Capital Allocation
Tronox ended the quarter with $3.2 billion of total debt, $3.0 billion of net debt and a net leverage ratio of 7.5x on a trailing twelve-month basis. Available liquidity at the end of the quarter totaled $664 million, including $185 million in cash and cash equivalents and $479 million available under our revolving credit agreements. Liquidity was increased by the $400 million senior secured note offering as well as the $50 million inventory financing, both completed in the third quarter. The next significant debt maturity for the Company is not until 2029. Tronox does not have any financial covenants on its term loans or bonds. The Company has ample liquidity and does not expect to trigger the springing covenant on the US revolving credit facility.

Free cash flow for the quarter was a use of $137 million. Capital expenditures were $80 million, including investments in the Company's key capital projects to replace existing mines reaching their end of life and sustain the Company's vertical integration benefit.

Rare Earths
Tronox remains actively engaged in the advancement of its rare earth strategy and is uniquely positioned to benefit from the world’s focus on diversifying supply away from China. With high concentrations of rare earths in the Company's mineral deposits and decades of expertise in mining and mineral processing, Tronox is uniquely positioned to play a significant role across the value chain - from mining to upgrading. Tronox's geographic position with mining assets in Australia and processing capabilities in the US is also a unique strategic advantage. In support of the Company's strategy, on October 15, 2025, Tronox took an approximate 5% equity interest in Lion Rock Minerals (ASX:LRM) ("LRM"), a mineral exploration company whose Minta and Minta Est deposits have the potential to be a major source of high quality monazite and rutile. LRM represents an attractive opportunity for Tronox with a substantial potential for resource development in support of the Company's rare earth strategy.

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Outlook
Tronox expects Q4 2025 revenue and Adjusted EBITDA to be relatively flat to Q3 2025. This is primarily driven by weaker than anticipated pricing on TiO2 and zircon (~2% and 6%, respectively), as a result of more aggressive competitive activity in the market including the aforementioned liquidation of inventory, partially offset by higher sequential volumes. Although lower than previously anticipated, the Q4 2025 guide assumes TiO2 volume growth of 3-5% and zircon volume growth of 15-20% compared to Q3 2025. Additionally, revenue from other products will be lower in the fourth quarter. Included in the revised Adjusted EBITDA outlook is an estimated headwind of approximately $11 million related to the temporary idling of one furnace at Namakwa, temporary idling of Fuzhou, reduced operating rates at Stallingborough and other cash-focused actions. As a result of the actions the Company is taking, Tronox expects to generate positive free cash flow in Q4 2025 and in 2026.

Webcast Conference Call
Tronox will conduct a webcast conference call on Thursday, November 6, 2025, at 9:00 AM ET (New York). The live call is open to the public and can be accessed via live webcast and teleconference. Please visit investor.tronox.com for a link to register for the live webcast and to view the accompanying slides.

Replay: A webcast replay will be available at investor.tronox.com following the call.

About Tronox
Tronox Holdings plc is one of the world's leading producers of high-quality titanium products, including titanium dioxide pigment, specialty-grade titanium dioxide products and high-purity titanium chemicals, and zircon. We mine titanium-bearing mineral sands and operate upgrading facilities that produce high-grade titanium feedstock materials, pig iron and other minerals, including the rare earth-bearing mineral, monazite. With approximately 6,500 employees across six continents, our rich diversity, unmatched vertical integration model, and unparalleled operational and technical expertise across the value chain, position Tronox as the preeminent titanium dioxide producer in the world. For more information about how our products add brightness and durability to paints, plastics, paper and other everyday products, visit tronox.com.

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Cautionary Statement about Forward-Looking Statements
Statements in this release that are not historical are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance, our operating rates, anticipated completion of extensions and upgrades to our mining operations, anticipated trends in our business and industry, including trade defense measures in specific jurisdictions and their timing and effectiveness, market penetration and growth rates, anticipated costs, competitive landscape, benefits and timing of capital projects including planned mining expansions, the Company's anticipated capital allocation strategy including future capital expenditures, the benefits and timing of the Company’s cost improvement and other cost saving, inventory reduction and asset rationalization plans, our rare earths and critical minerals strategy and our sustainability goals, commitments and programs. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance, actual costs, benefits and timing of capital projects, or the cost improvement plan and other cost saving, inventory reduction and asset rationalization plans, or achievements to differ materially from the results, level of activity, performance, anticipated costs, benefits and timing of capital projects, or the cost improvement plan and other cost saving, inventory reduction and asset rationalization plans, or achievements expressed or implied by the forward-looking statements. Significant risks and uncertainties may relate to, but are not limited to, macroeconomic conditions; policy changes affecting international trade, including import/export restrictions and tariffs; inflationary pressures and energy costs; currency movements; interest rate and debt market volatility, including in respect of our debt securities; political instability, including the ongoing conflicts in Eastern Europe and the Middle East and any expansion of such conflicts, and other geopolitical events; supply chain disruptions; market conditions and price volatility for titanium dioxide, zircon and other feedstock materials, as well as global and regional economic downturns, that adversely affect the demand for our end-use products; disruptions in production at our mining and manufacturing facilities; and other financial, economic, competitive, environmental, political, legal and regulatory factors. These and other risk factors are discussed in the Company's filings with the Securities and Exchange Commission.

Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for our management to predict all risks and uncertainties, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, synergies or achievements. Neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Unless otherwise required by applicable laws, we undertake no obligation to update or revise any forward-looking statements, whether because of new information or future developments.

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Use of Non-GAAP Information
To provide investors and others with additional information regarding the financial results of Tronox Holdings plc, we have disclosed in this release certain non-U.S. GAAP operating performance measures of EBITDA, Adjusted EBITDA, Adjusted EBITDA margin and Adjusted net income attributable to Tronox, including its presentation on a per share basis, and a non-U.S. GAAP liquidity measure of Free Cash Flow and net leverage ratio on a trailing twelve-month basis. These non-U.S. GAAP financial measures are a supplement to and not a substitute for or superior to, the Company's results presented in accordance with U.S. GAAP. The non-U.S. GAAP financial measures presented by the Company may be different from non-U.S. GAAP financial measures presented by other companies. Specifically, the Company believes the non-U.S. GAAP information provides useful measures to investors regarding the Company's financial performance by excluding certain costs and expenses that the Company believes are not indicative of its core operating results. The presentation of these non-U.S. GAAP financial measures is not meant to be considered in isolation or as a substitute for results or guidance prepared and presented in accordance with U.S. GAAP. A reconciliation of the non-U.S. GAAP financial measures to U.S. GAAP results is included herein.

Investor Relations and Media Contact: Jennifer Guenther

+1.203.705.3701 extension: 103701 (Media)

+1.646.960.6598 (Investor Relations)

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TRONOX HOLDINGS PLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (U.S. GAAP)
(UNAUDITED)
(Millions of U.S. dollars, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net sales	$699	$804	$2,168	$2,398
Cost of goods sold	647	676	1,938	2,000
Gross profit	52	128	230	398
Restructuring and other charges	25	—	153	—
Selling, general and administrative expenses	70	74	216	227
(Loss) Income from operations	(43)	54	(139)	171
Interest expense	(48)	(42)	(135)	(126)
Interest income	1	3	4	9
Loss on extinguishment of debt	—	(3)	—	(3)
Other (expense) income, net	(2)	(11)	(9)	7
(Loss) Income before income taxes	(92)	1	(279)	58
Income tax provision	(8)	(26)	(17)	(82)
Net loss	(100)	(25)	(296)	(24)
Net loss attributable to noncontrolling interest	(1)	—	(2)	(6)
Net loss attributable to Tronox Holdings plc	$(99)	$(25)	$(294)	$(18)

Loss per share:
Basic	$(0.63)	$(0.16)	$(1.85)	$(0.11)
Diluted	$(0.63)	$(0.16)	$(1.85)	$(0.11)

Weighted average shares outstanding, basic (in thousands)	158,600	158,095	158,439	157,811
Weighted average shares outstanding, diluted (in thousands)	158,600	158,095	158,439	157,811

Other Operating Data:
Capital expenditures	80	101	273	253
Depreciation, depletion and amortization expense	75	70	220	214

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TRONOX HOLDINGS PLC
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES
(UNAUDITED)
(Millions of U.S. dollars, except share and per share data)
RECONCILIATION OF NET LOSS ATTRIBUTABLE TO TRONOX HOLDINGS PLC (U.S. GAAP)
TO ADJUSTED NET LOSS ATTRIBUTABLE TO TRONOX HOLDINGS PLC (NON-U.S. GAAP)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024

Net loss attributable to Tronox Holdings plc (U.S. GAAP)	$(99)	$(25)	$(294)	$(18)

Restructuring and other charges (a)	25	—	150	—
Loss on extinguishment of debt (b)	—	3	—	3
Tax valuation allowance (c)	—	—	—	16
Sale of royalty interest (d)	—	—	—	(21)
Other (e)	2	1	3	4
Adjusted net loss attributable to Tronox Holdings plc (non-U.S. GAAP) (1)	$(72)	$(21)	$(141)	$(16)

Diluted net loss per share (U.S. GAAP)	$(0.63)	$(0.16)	$(1.85)	$(0.11)

Restructuring and other charges, per share	0.16	—	0.94	—
Loss on extinguishment of debt, per share	—	0.02	—	0.02
Tax valuation allowance, per share	—	—	—	0.10
Sale of royalty interest, per share	—	—	—	(0.14)
Other, per share	0.01	0.01	0.02	0.03
Diluted adjusted net loss per share attributable to Tronox Holdings plc (non-U.S. GAAP) (2)	$(0.46)	$(0.13)	$(0.89)	$(0.10)

Weighted average shares outstanding, diluted (in thousands)	158,600	158,095	158,439	157,811

(1) Only the sale of royalty interest and restructuring and other charges have been tax impacted whereas certain other items were not tax impacted as they were recorded in jurisdictions with full valuation allowances.
(2) Diluted adjusted net loss per share attributable to Tronox Holdings plc was calculated from exact, not rounded Adjusted net loss attributable to Tronox Holdings plc and share information.
(a) Represents restructuring and other charges associated with the Botlek plant idling.
(b) Represents the loss in connection with the refinancing of the Term Loan Facility in the US.
(c) 2024 amount represents the establishment of a full valuation allowance against the deferred tax assets within our Brazilian jurisdiction.
(d) Represents the sale of a royalty interest in certain Canadian mineral properties, net of associated transaction costs included in "Other (expense) income, net" in the unaudited Condensed Consolidated Statements of Operations.
(e) Represents other activity not representative of the ongoing operations of the Company.

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TRONOX HOLDINGS PLC
CONDENSED CONSOLIDATED BALANCE SHEETS
 (UNAUDITED)
(Millions of U.S. dollars, except share and per share data)

	September 30, 2025	December 31, 2024
ASSETS
Current Assets
Cash and cash equivalents	$185	$151
Restricted cash	1	1
Accounts receivable (net of allowance for credit losses of $1 and $1 as of September 30, 2025 and December 31, 2024, respectively)	301	266
Inventories, net	1,688	1,551
Prepaid and other assets	131	184
Income taxes receivable	2	2
Total current assets	2,308	2,155

Noncurrent Assets
Property, plant and equipment, net	2,024	1,927
Mineral leaseholds, net	610	616
Intangible assets, net	221	244
Lease right of use assets, net	178	140
Deferred tax assets	832	830
Other long-term assets	130	126
Total assets	$6,303	$6,038

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$433	$499
Accrued liabilities	238	247
Short-term lease liabilities	27	24
Obligations under inventory financing arrangement	50	—
Short-term debt	58	65
Long-term debt due within one year	39	35
Income taxes payable	2	4
Total current liabilities	847	874

Noncurrent Liabilities
Long-term debt, net	3,136	2,759
Pension and postretirement healthcare benefits	90	85
Asset retirement obligations	213	172
Environmental liabilities	31	40
Long-term lease liabilities	147	107
Deferred tax liabilities	201	174
Other long-term liabilities	45	36
Total liabilities	4,710	4,247

Commitments and Contingencies
Shareholders’ Equity
Tronox Holdings plc ordinary shares, par value $0.01 — 158,552,328 shares issued and outstanding at September 30, 2025 and 157,938,056 shares issued and outstanding at December 31, 2024	2	2
Capital in excess of par value	2,097	2,084
Retained earnings	213	555
Accumulated other comprehensive loss	(751)	(880)
Total Tronox Holdings plc shareholders’ equity	1,561	1,761
Noncontrolling interest	32	30
Total equity	1,593	1,791
Total liabilities and equity	$6,303	$6,038

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TRONOX HOLDINGS PLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
 (UNAUDITED)
(Millions of U.S. dollars)

	Nine Months Ended September 30,
	2025	2024
Cash Flows from Operating Activities:
Net loss	$(296)	$(24)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation, depletion and amortization	220	214
Deferred income taxes	14	64
Share-based compensation expense	14	17
Amortization of deferred debt issuance costs and discount on debt	7	7
Loss on extinguishment of debt	-	3
Restructuring and other charges	153	-
Other non-cash items affecting net loss	43	24
Changes in assets and liabilities:
Increase in accounts receivable, net of allowance for credit losses	(24)	(82)
Increase in inventories, net	(73)	(11)
Decrease in prepaid and other assets	39	32
Restructuring payments	(57)	-
Decrease in accounts payable and accrued liabilities	(70)	(2)
Net changes in income tax payables and receivables	(2)	8
Changes in other non-current assets and liabilities	(29)	(32)
Cash (used in) provided by operating activities	(61)	218

Cash Flows from Investing Activities:
Capital expenditures	(273)	(253)
Loans	15	-
Proceeds from sale of assets	3	27
Cash used in investing activities	(255)	(226)

Cash Flows from Financing Activities:
Repayments of short-term debt	(136)	(12)
Repayments of long-term debt	(21)	(221)
Proceeds from long-term debt	400	212
Proceeds from short-term debt	100	-
Proceeds from inventory financing arrangement	50	-
Debt issuance costs	(7)	(14)
Dividends paid	(40)	(61)
Restricted stock and performance-based shares settled in cash for withholding taxes	(1)	(1)
Cash provided by (used in) financing activities	345	(97)

Effects of exchange rate changes on cash and cash equivalents and restricted cash	5	-

Net increase (decrease) in cash and cash equivalents and restricted cash	34	(105)
Cash and cash equivalents and restricted cash at beginning of period	152	273
Cash and cash equivalents and restricted cash at end of period	$186	$168

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TRONOX HOLDINGS PLC
RECONCILIATION OF NET LOSS TO EBITDA AND ADJUSTED EBITDA, ADJUSTED EBITDA AS A % OF NET SALES AND NET DEBT TO TRAILING-TWELVE MONTHS ADJUSTED EBITDA (NON-U.S. GAAP)
 (UNAUDITED)
(Millions of U.S. dollars)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024

Net loss (U.S. GAAP)	$(100)	$(25)	(296)	(24)
Interest expense	48	42	135	126
Interest income	(1)	(3)	(4)	(9)
Income tax provision	8	26	17	82
Depreciation, depletion and amortization expense	75	70	220	214
EBITDA (non-U.S. GAAP)	30	110	72	389
Share-based compensation (a)	5	7	14	17
Accretion expense and other adjustments to asset retirement obligations and environmental liabilities (b)	6	8	20	22
Accounts receivable securitization program (c)	3	4	10	11
Foreign currency remeasurement (d)	—	8	(1)	10
Sale of royalty interest (e)	—	—	—	(28)
Restructuring and other charges (f)	25	—	153	—
Loss on extinguishment of debt (g)	—	3	—	3
Other items (h)	5	3	11	11
Adjusted EBITDA (non-U.S. GAAP)	$74	$143	$279	$435

	Three Months Ended September 30,
	2025	2024
Net sales	$699	$804
Net loss (U.S. GAAP)	$(100)	$(25)
Net loss (U.S. GAAP) as a % of Net sales	(14.3)%	(3.1)%
Adjusted EBITDA (non-U.S. GAAP) (see above) as a % of Net sales	10.6%	17.8%

	September 30, 2025		December 31, 2024
Long-term debt, net	$3,136		$2,759
Short-term debt	58		65
Long-term debt due within one year	39		35
(Less) Cash and cash equivalents	(185)		(151)
Net debt	$3,048		$2,708
Trailing-twelve month Adjusted EBITDA (non-U.S. GAAP)	$408		$564
Net debt to trailing-twelve month Adjusted EBITDA (non-U.S. GAAP) (see above)	7.5	x	4.8	x

(a) Represents non-cash share-based compensation.
(b) Primarily represents accretion expense and other noncash adjustments to asset retirement obligations and environmental liabilities.
(c) Primarily represents expenses associated with the Company's accounts receivable securitization program which is used as a source of liquidity in the Company's overall capital structure.
(d) Represents realized and unrealized gains and losses associated with foreign currency remeasurement related to third-party and intercompany receivables and liabilities denominated in a currency other than the functional currency of the entity holding them, which are included in “Other (expense) income, net” in the unaudited Condensed Consolidated Statements of Operations.
(e) Represents the sale of a royalty interest in certain Canadian mineral properties, net of associated transaction costs included in "Other (expense) income, net" in the unaudited Condensed Consolidated Statements of Operations.
(f) Represents restructuring and other charges associated with the Botlek plant idling.
(g) Represents the loss in connection with the refinancing of the Term Loan Facility in the US.
(h) Includes noncash pension and postretirement costs, asset write-offs and other items included in “Selling general and administrative expenses”, “Cost of goods sold” and “Other (expense) income, net” in the unaudited Condensed Consolidated Statements of Operations.

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TRONOX HOLDINGS PLC
FREE CASH FLOW (NON-U.S. GAAP)
(UNAUDITED)
(Millions of U.S. dollars)

The following table reconciles cash used in operating activities to free cash flow for the three and nine months ended September 30, 2025:

	Nine Months Ended September 30, 2025	Six Months Ended June 30, 2025	Three Months Ended September 30, 2025
Cash used in operating activities	$(61)	$(4)	$(57)
Capital expenditures	(273)	(193)	(80)
Free cash flow (non-U.S. GAAP)	$(334)	$(197)	$(137)

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TRONOX HOLDINGS PLC
RECONCILIATION OF TRAILING TWELVE MONTH NET LOSS TO EBITDA AND ADJUSTED EBITDA (NON-U.S. GAAP)
 (UNAUDITED)
(Millions of U.S. dollars)

	Three Months Ended				Trailing Twelve Month Adjusted EBITDA
	December 31, 2024	March 31, 2025	June 30, 2025	September 30, 2025

Net loss (U.S. GAAP)	$(30)	$(111)	$(85)	$(100)	$(326)
Interest expense	41	42	45	48	176
Interest income	(1)	(2)	(1)	(1)	(5)
Income tax provision	45	5	4	8	62
Depreciation, depletion and amortization expense	71	71	74	75	291
EBITDA (non-U.S. GAAP)	126	5	37	30	198
Share-based compensation (a)	4	5	4	5	18
Foreign currency remeasurement (b)	(11)	1	(2)	—	(12)
Accretion expense and other adjustments to asset retirement obligations and environmental liabilities (c)	1	7	7	6	21
Accounts receivable securitization program (d)	4	4	3	3	14
Restructuring and other charges (e)	—	86	42	25	153
Other items (f)	5	4	2	5	16
Adjusted EBITDA (non-U.S. GAAP)	$129	$112	$93	$74	$408

(a) Represents non-cash share-based compensation.
(b) Represents realized and unrealized gains and losses associated with foreign currency remeasurement related to third-party and intercompany receivables and liabilities denominated in a currency other than the functional currency of the entity holding them, which are included in “Other (expense) income, net” in the unaudited Condensed Consolidated Statements of Operations.
(c) Primarily represents accretion expense and other noncash adjustments to asset retirement obligations and environmental liabilities.
(d) Primarily represents expenses associated with the Company's accounts receivable securitization program which is used as a source of liquidity in the Company's overall capital structure.
(e) Represents restructuring and other charges associated with the Botlek plant idling.
(f) Includes noncash pension and postretirement costs, asset write-offs, severance expense and other items included in “Selling general and administrative expenses”, “Cost of goods sold” and “Other (expense) income, net” in the unaudited Condensed Consolidated Statements of Operations.

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